EXHIBIT 99.1

CAMAC Energy Inc. Announces First Quarter 2013 Results and Provides Operational Update

HOUSTON, May 14, 2013 /PRNewswire/ -- CAMAC Energy Inc. (NYSE MKT: CAK) today announced a net loss of $3.8 million, or $(0.02) per diluted share for the quarter ended March 31, 2013. For the same period in 2012, CAMAC Energy reported a net loss of $1.3 million, or $(0.01) per diluted share. Net loss for the current period increased primarily due to lower operating revenues.

Operating revenues for the Company were $2.5 million for the quarter ended March 31, 2013, compared to $5.7 million for the same period in 2012. The decrease in 2013 was primarily due to the reduction in Cost Oil recovery related to workover costs incurred on well #5 in Oyo Field in 2010 and 2011 and lower sales price.

Average daily gross production for the quarter ended March 31, 2013 was 2,349 barrels of oil per day, versus 2,949 barrels of oil per day during the first quarter of 2012. CAMAC Energy's net share of average daily production during the first quarter of 2013 was 230 barrels of oil per day compared to 466 barrels of oil per day during the first quarter of 2012. In the first quarter of 2013, there was one oil lifting from Oyo Field of approximately 231,000 barrels, 22,600 net to the Company's interest, at a sales price of approximately $108 per barrel. In the first quarter of 2012, there was one oil lifting of approximately 290,000 barrels, 45,800 net to the Company's interest, at a sales price of approximately $124 per barrel.

General and administrative expenses were $3.7 million for the first quarter of 2013, compared to $2.5 million for the first quarter of 2012.  The increase in first quarter of 2013 versus the same period in 2012 was primarily due to higher share-based compensation expense and higher consulting and legal expenses.

Cash and cash equivalents on March 31, 2013 were $2.3 million compared to $3.8 million at December 31, 2012. The decrease in cash and cash equivalents was principally due to cash payments made for normal operations.

Update on Operations

Nigeria

During the quarter, the Company was informed by Allied Energy Plc ("Allied"), the operator of OML 120 and 121, that it had signed a Deed of Assignment ("the Deed") for the Sedneth 701 semi-submersible rig with Nigerian Petroleum Development Corporation ("NPDC") and the rig's operator, Transocean Ltd. ("Transocean").  Per the Deed, NPDC will assign the Sedneth 701 to Allied between April and August of 2013 to drill Oyo well #7, which is expected to both increase production from the currently producing Pliocene reservoir and explore the resource potential in the deeper Miocene reservoir. The Company currently expects to receive the rig in July and for drilling operations on Oyo well #7 to last approximately sixty days.

The Company is currently engaged in the process of re-interpreting the existing 3-D seismic data on the OMLs to identify new exploration prospects outside of the Oyo Field. The Company expects this analysis to result in an increase to the gross unrisked resource potential of the OMLs, currently estimated at over 2 billion barrels of oil by independent reserve engineers.

Kenya

The Company recently completed shooting airborne gravity and magnetic geophysical surveys on onshore Lamu Basin Blocks L1B and L16. The data acquisition covers essentially the entire 12,129 square kilometers in Block L1B and the entire 3,613 square kilometers in Block L16 and satisfies the gravity and magnetic survey requirements for each Block under the relevant Production Sharing Agreements.  The Company expects to receive initial results of the shoot in the third quarter of 2013, which will be used to optimize the placement of 2-D seismic lines by identifying faults, basement structures and intra-sedimentary volcanic layers and/or intrusions. The Company is also continuing to evaluate existing seismic data on Block L1B to identify leads and prospects.

On its Kenya offshore Blocks L27 and L28, the Company is undertaking a regional geological study in advance of its participation in a 2-D multi-client seismic acquisition covering both Blocks sponsored by the Kenyan Government. The Company expects the acquisition to commence within the next twelve months.

The Gambia

In The Gambia, the Company currently is undertaking a geological and geophysical study in addition to evaluating existing 2-D seismic over its offshore Blocks A2 and A5 in order to delineate its 3-D seismic acquisition program.

Conference Call Details

A conference call for investors will be held today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss CAMAC Energy's operations and first quarter results.  Hosting the call will be Dr. Kase Lawal, Chairman and Chief Executive Officer, and Earl McNiel, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing, (877) 317-6789, or for international callers, (412) 317-6789.  A replay will be available shortly after the conference call and can be accessed by dialing (877) 344-7529, or for international callers, (412) 317-0088.  The passcode for the replay is 10028501.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors--Events & Presentations section of CAMAC Energy's website at www.camacenergy.com.  A replay of the webcast will be available for approximately 30 days.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE MKT:  CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas.  The Company's principal assets include interests in OML 120 and OML 121, offshore oil and gas leases in deep water Nigeria which include the currently producing Oyo Oilfield, and six recently acquired exploration blocks in Kenya and The Gambia. The Company is currently pursuing further additions to its exploration portfolio in East and West Africa.  The Company was founded in 2005 and has offices in Houston, Texas, Nairobi, Kenya, Banjul, Gambia and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain "forward-looking statements" relating to the business of CAMAC Energy Inc. and its subsidiaries.  All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; resource potential; and any other statements of non-historical information.  Words such as "anticipates," "expects," "plans," "projects," "believes," "seeks," "estimates," and similar expressions are intended to identify such forward-looking statements.  The statements are based upon management's current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.'s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov).  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media:

CAMAC Energy Inc.

Cristy Taylor, 713-797-2940

PR@camacenergy.com

or

Investor Relations:

Renmark Financial Communications Inc.

Robert Thaemlitz: rthaemlitz@renmarkfinancial.com

Laurence A. Lachance: llachance@renmarkfinancial.com

416-644-2020 or 514-939-3989

www.renmarkfinancial.com

CAMAC Energy Inc.

832-209-1419

IR@camacenergy.com